Exhibit 99.1

AgEagle Announces $3.4M Drone (UAV) Sale to French Army

●	Largest single Purchase Order in the Company’s history
●	Order indicates progress in global defense and security market

WICHITA, Kan. – April 30, 2024 – (Globenewswire) – AgEagle Aerial Systems Inc. (NYSE American: UAVS) (“AgEagle” or the “Company”), an industry-leading provider of full stack flight hardware, sensors and software for commercial and government use, has announced that the Company has secured its largest single purchase order to date to deliver 40 eBee VISION systems, and nine other eBees, including drones, sensors, datalinks, and control stations placed by a reseller to the French Army, specifically tailored for public safety, intelligence surveillance and reconnaissance missions. The revenue from this system contract is expected to be approximately $3.4 million for fiscal year 2024, making this the largest contract in AgEagle’s history.

“We believe this contract award further validates our strategy of defense growth, and the tailoring of our systems for intelligence, surveillance and reconnaissance missions,” said Bill Irby, AgEagle’s Chief Executive Officer “Further, this award leverages our years of working arm-in-arm with our customers and strengthens our position as a leading provider of high-quality, rapidly deployable unmanned vehicle products servicing both military and non-military markets. We’re very proud to be aligned with the French Army.”

“We believe this strategic partnership is highly beneficial for both parties and broadcasts that AgEagle is a formidable long-term player in this space,” said Mark DiSiena, AgEagle’s Chief Financial Officer. “Financially, the size and gravity of the deal not only provides a tremendous boost to our Company’s revenue stream, but demonstrates our ability to secure and fulfill larger deals should they avail themselves.”

About AgEagle Aerial Systems Inc.

Through its three centers of excellence, AgEagle is actively engaged in designing and delivering best-in-class flight hardware, sensors and software that solve important problems for its customers. Founded in 2010, AgEagle was originally formed to pioneer proprietary, professional-grade, fixed-winged drones and aerial imagery-based data collection and analytics solutions for the agriculture industry. Today, AgEagle is a leading provider of full stack drone solutions for customers worldwide in the energy, construction, agriculture, and government verticals. For additional information, please visit our website at www.ageagle.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition, and stock price. Factors that could cause actual results to differ materially from management’s current expectations include those risks and uncertainties relating to our competitive position, the industry environment, potential growth opportunities, and the effects of regulation and events outside of our control, such as natural disasters, wars, or health epidemics. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions, or circumstances on which any such statement is based, except as required by law.

AgEagle Aerial Systems Contacts:

Investor Relations Email: UAVS@ageagle.com

Media Email: media@ageagle.com